GRUSHKO & MITTMAN
                                Attorneys at Law
                             277 BROADWAY, SUITE 801
                            NEW YORK, NEW YORK 10007
                           (212) 766-4655 (Telephone)
                           (212) 227-5865 (Telecopier)



                                                               November 23, 1999



U.S. Securities and Exchange Commission
Office of Small Business Issuers
450 Fifth Street, N.W.
Washington, D.C. 20549

               RE:  Telepad Corporation
                    File Number: 0-21934

Dear Sir:

     Herewith find a copy of a letter dated November 10, 1999 requesting the withdrawal of the filing of the Form 15 for Telepad Corporation. The original of this letter was filed by hard copy on November 12, 1999 pursuant to telephone instructions from the Staff. The purpose of this additional filing is so that the original withdrawal will appear on the Edgar system.

                                                     Very truly yours,

                                                     GRUSHKO & MITTMAN


                                                    /s/ BARBARA R. MITTMAN
                                                     Barbara R. Mittman

BRM:al

Enclosures

                               TELEPAD CORPORATION
                                1550 54th STREET
                            BROOKLYN, NEW YORK 11219
                                 (718) 436-5525


                                                               November 10, 1999



U.S. Securities and Exchange Commission
Office of Small Business Issuers
450 Fifth Street, N.W.
Washington, D.C. 20549

                          Re:  Telepad Corporation
                               File Number: 0-21934

Dear Sir:

     Request is hereby made on behalf of Telepad Corporation to withdraw the filing of the Form 15 filed as of September 17, 1999, a copy of which is annexed hereto.

                                                     Very truly yours,

                                                     TELEPAD CORPORATION



                                                     By:/s/ STUART EISENBERGER
                                                        -----------------------
                                                        Stuart Eisenberger
                                                        President and Director

cc: SEC Filing Desk